                              EXHIBIT 23

                   CONSENT OF INDEPENDENT AUDITORS


KPMG Peat Marwick LLP
Certified Public Accountants
CityPlace II
Hartford, Connecticut 06103


The Board of Directors and Shareholders
Kaman Corporation:

We consent to incorporation by reference in the Registration Statements (Nos. 33-51483 and 33-51485) on Form S-8 of Kaman Corporation of our reports dated January 29, 1996, relating to the consolidated balance sheets of Kaman Corporation and subsidiaries as of December 31, 1995 and 1994 and the related consolidated statements of earnings, changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1995, and all related schedules, which reports appear or are incorporated by reference in the December 31, 1995 annual report on Form 10-K of Kaman Corporation.



/s/ KPMG Peat Marwick LLP


Hartford, Connecticut
March 22, 1996